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                                                          CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                              TOM PRICE, JR.,VICE PRESIDENT
AUGUST 16, 1999                                            CORPORATE DEVELOPMENT
                                                                  (405) 879-9257


                          CHESAPEAKE ENERGY CORPORATION
                     ANNOUNCES HIRING OF DOUGLAS J. JACOBSON
            AS SENIOR VICE PRESIDENT - ACQUISITIONS AND DIVESTITURES

OKLAHOMA CITY, OKLAHOMA, August 16, 1999 -- Chesapeake Energy Corporation (NYSE:CHK) announced today that it had hired Douglas J. Jacobson to the newly created position of Senior Vice President - Acquisitions and Divestitures. Jacobson, 45, comes to Chesapeake after a 19 year career at the Samson Companies in Tulsa, Oklahoma, where he was most recently Senior Vice President - Project Development and Marketing with responsibility for acquisitions and divestitures, gas marketing, and governmental affairs. Samson is one of the largest independent oil and gas companies in the U.S.

Jacobson will replace Chesapeake's current Director of Acquisitions and Divestitures, Stephen L. Douglas, who will leave the company on August 31 to form his own oil and gas acquisition business.

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, commented "We are very excited about Doug joining our team. His extensive experience in Mid-Continent acquisitions and divestitures complements Chesapeake's efforts to build on our foundation as one of the top five producers of natural gas in the Mid-Continent. We believe there are tremendous consolidation opportunities available now and in the future in the Mid-Continent. We intend to continue growing our assets in this third largest gas producing region of the U.S."

Jacobson added, "The creativity and perseverance of Chesapeake's management in building one of the 20 largest U.S. independent oil and gas companies in just ten years has been very impressive. I am eager to utilize my skills and experience in contributing to the successful pursuit of Chesapeake's strategies for future growth."

Jacobson's Chesapeake phone number will be 405-879-9233 and e-mail address will be djacobson@chesapeake-energy.com.

                                      ####

Chesapeake Energy Corporation is an independent natural gas producer headquartered in Oklahoma City. The company's operations are focused on developmental and exploratory drilling and producing property acquisitions in the Mid-Continent area of the United States. The company's Internet address is http://www.chesapeake-energy.com.